AURORA LOAN SERVICES
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2000-2

                                TERMS AGREEMENT
                                ---------------

                                                        Dated:  April 25, 2000

To: Structured Asset Securities Corporation , as Depositor under the Trust Agreement dated as of April 1, 2000 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 2000-2.

Terms of the Series 2000-2 Certificates: Aurora Loan Services, Series 2000-2 Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 1-AX, Class 1-AP, Class 2-A1, Class 2-A2, Class 2-AX1, Class 2-AX2, Class 2-AP, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of two pools of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A1, Class 1-AX, Class 1-AP, Class 2-A1, Class 2-AX1, Class 2-AX2, Class 2-AP, Class B1, Class B2, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-31252.

Certificate Ratings: It is a condition of Closing that at the Closing Date:
the Class 1-A1, Class 1-A2, Class 2-A1, and Class 2-A2 and Class R
Certificates be rated "AAA" by each of Fitch IBCA, Inc. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.
("S&P," together with Fitch, the "Rating Agencies"); the Class 1-AX, Class 1-AP, Class 2-AX1, Class 2-AX2 and Class 2-AP Certificates be rated "AAA" by Fitch and "AAAr" by S & P; the Class B1 Certificates be rated "AA" by Fitch and S & P; the Class B2 Certificates be rated "A" by Fitch; and the Class B3 Certificates be rated "BBB" by Fitch.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  April 1, 2000.

Closing Date: 10:00 A.M., New York time, on or about April 28, 2000. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Capitalized Terms: Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Trust Agreement.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                           LEHMAN BROTHERS INC.

                                           By: /s/ Joseph J. Kelly
                                               ------------------------
                                               Name:   Joseph J. Kelly
                                               Title:  Vice President

Accepted:

STRUCTURED ASSET SECURITIES
     CORPORATION

By: /s/ Ellen V. Kiernan
    ---------------------------
     Name:   Ellen V. Kiernan
     Title:  Vice President

                                  Schedule 1

                  Initial Certificate        Certificate         Purchase Price
     Class        Principal Amount(1)       Interest Rate          Percentage
     -----        -------------------       -------------          ----------
     1-A1              $48,844,000.00            (2)                 100.000%
     1-AX                 (3)                    (2)                   0.715
     1-AP                  721,738.00            (2)                  76.000
     2-A1              165,599,000.00            (2)                 100.000
     2-AX1                (3)                    (2)                   3.650
     2-AX2                (3)                    (2)                   0.048
     2-AP               18,766,848.00            (2)                  74.000
     B1                  8,402,000.00            (2)                 101.000
     B2                  6,463,000.00            (2)                 100.250
     B3                  3,101,000.00            (2)                  97.250
     R                         100.00            (2)                 100.000

(1)  Approximate.

(2) The Offered Certificates will have the Certificate Interest Rates described in the Prospectus Supplement.

(3) The Class 1-AX, Class 2-AX1 and Class 2-AX2 Certificates will have no principal amount; they will accrue interest on a notional amount, as described in the Prospectus Supplement.